Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Arnon Kohavi, EVP Robin Rose, Manager IR Vyyo Inc. 650.319.4025 ir@vyyo.com	Kirsten Chapman Lippert/Heilshorn & Associates 415.433.3777 kirsten@lhai-sf.com

VYYO ANNOUNCES COMPLETION OF XTEND NETWORKS ACQUISITION

Palo Alto, Calif., July 1, 2004 — Vyyo Inc. (Nasdaq: VYYO) has completed the acquisition of Xtend Networks Ltd. (Xtend). Xtend, headquartered in Tel-Aviv, Israel with operations in Atlanta, Georgia will operate as a subsidiary of Vyyo. On May 17th, Vyyo entered into a term sheet binding with respect to various aspects of the acquisition.

Approximately 1.55 million shares of Vyyo common stock were issued to complete the transaction. The transaction further provides for cash payments, not to exceed approximately $11.2 million, a substantial portion of which are subject to performance criteria. The total consideration for the acquisition is approximately $20.1 million, based on the market price of Vyyo common stock at the time the term sheet was executed.

Xtend has cash on hand of approximately $3.1 million, which Vyyo believes will be sufficient to fund its business operations for the rest of 2004.

Xtend provides cost-effective broadband solutions that increase the bandwidth of traditional last-mile coaxial cable TV networks by up to 300 percent by creating a new accessible spectrum in the 900 – 3000 MHz frequency range and solves upstream bandwidth constraints. The solutions are targeted to cable TV operators (MSOs) seeking to penetrate business and high-end residential markets by enabling T1 data transfer, high definition television (HDTV), video on demand (VOD) and better upstream transfer capabilities.

“Xtend’s technology solves bandwidth constraint problems for cable MSOs,” stated Davidi Gilo, chairman and chief executive officer of Vyyo. “This technology allows MSOs to deploy cost effective commercial services such as HDTV, VOD and other bandwidth intensive products. By adding Xtend’s powerful technology to our platform, we can help MSOs enter new markets and compete against satellite and telecom operators’ services.”

“We are pleased to welcome Dr. Weinstein, Xtend’s co-founder and chief executive officer, and his team of employees to the Vyyo family,” continued Gilo. “We look forward to bringing the two companies together and are committed to offering state-of-the-art products and services to the MSO market.”

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by telecommunications providers to deliver both telephony and high-speed data connections to business and residential subscribers. The technology uses point-to-multipoint architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in China, Southeast Asia,

North America, Russia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

About Xtend Networks

Xtend Networks provides cost-efficient, innovative solutions that expand the existing bandwidth of Hybrid Fiber Coax networks up to 3 GHz without affecting traditional residential services. Xtend’s RF technology works in parallel with the existing infrastructure to significantly increase upstream and downstream capacity, enabling cable system operators to deploy DOCSIS-based symmetrical commercial services, HDTV and other bandwidth intensive products. Xtend Networks is a Vyyo company. For more information, please visit www.xtendnetworks.com.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, including regulatory, economic, political, health, financial and safety risks; whether Vyyo can successfully integrate Xtend and leverage Xtend’s technology and other assets to expand its opportunities; whether Xtend’s cash on hand is adequate to fund its business operations for the remainder of 2004; whether field trials using Xtend technology translate into any sales; whether Vyyo, when combined with Xtend, is able to bring products to market and meet the needs of cable operators; whether the features of Xtend technology successfully enable cable operators’ competitiveness; economic conditions worldwide; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the three months ended March 31, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

The securities issuable to Xtend shareholders will not be registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

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